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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                                            --------------------
                          NOTIFICATION OF LATE FILING          SEC FILE NUMBER
                                                                 000 - 24936
                                                            --------------------

                                                            --------------------
                                                                CUSIP NUMBER
                                                                522 022 104
                                                            --------------------

(CHECK ONE):      |_| Form 10-K     |_| Form 20-F    |_| Form 11-K
                  |X| Form 10-Q     |_| Form N-SAR

                         For Period Ended: June 30, 2001
                         [   ] Transition Report on Form 10-K
                         [   ] Transition Report on Form 20-F
                         [   ] Transition Report on Form 11-K
                         [   ] Transition Report on Form 10-Q
                         [   ] Transition Report on Form N-SAR
                         For the Transition Period Ended:_______________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

           Learn2.com, Inc.
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Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

           1311 Mamaroneck Avenue, Suite 210
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Address of Principal Executive Office (street and number)

           White Plains, New York 10605
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City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See attached Schedule)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Marc E. Landy                             (914)              682-4300
      ------------------------------------   --------------   ------------------
      (Name)                                   (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                                |X| Yes   |_| No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                  |_| Yes   |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                Learn2.com, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       August 14, 2001               By: /s/ Marc E. Landy
     ------------------------------         ------------------------------------
                                            Name:  Marc E. Landy
                                            Title: Executive Vice President,
                                                   Chief Financial Officer and
                                                   Secretary


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                             SCHEDULE TO FORM 12B-25

            Learn2.com, Inc. (the "Company") is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 in the prescribed time period, because, due to the Company's focus on completing the merger between the Company and E-Stamp Corporation, and the related Joint Proxy Statement/Prospectus on Form S-4/A, Form 10-K/A for the fiscal year ended December 31, 2000 and Form 10-Q/A for the quarter ended March 31, 2001, the Form 10-Q could not be completed without unreasonable effort or expense. The Company anticipates that the Form 10-Q will be filed within the time required by Rule 12b-25.